Exhibit 99.2

Creatd Announces Acquisition of DTC Hydration Brand, Basis; Confirms Year-End Revenue Guidance; Raises $2.7MM in Registered Direct Offering

- Creatd Ventures completes its third DTC product acquisition; continues to experience accelerated growth.

- Company announces $2.7MM Registered Direct Offering following significant demand for recent PIPE financing.

- Preliminary results indicate 2021 non-GAAP revenues of $6.9MM; GAAP revenue totaling $4.2MM.

- $15-20MM in non-GAAP revenues projected for fiscal year 2022; GAAP revenues of between $8-12MM.

NEW YORK, March 7, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), a creator-first holding company, today announced that it has completed its acquisition of Basis, a direct-to-consumer hydration brand with strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon.

Founded in 2017, Basis is a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Creatd’s acquisition of 100% ownership in Basis marks its third majority ownership acquisition for Creatd Ventures, the arm of the Company focused on scaling creator-led e-commerce brands. Including the Basis transaction, Creatd has completed five acquisitions since 2019.

Commented Tom Punch, CEO of Creatd Ventures, “This acquisition marks an exciting double win: Basis’ wellness-oriented electrolyte mixes are a natural fit within Creatd Ventures’ portfolio and, as a wellness-rooted brand, its close alignment with Dune will help fuel the introduction of new products catered to an already-established health and wellness consumer base.”

Continued Punch, “I am confident that the addition of Basis will further ramp up Creatd Ventures’ revenues. At the same time, Creatd Ventures has fully consolidated its supply chain and distribution infrastructure, such that Basis’ revenues can be maximized from the get-go without incurring outsized implementation costs. There’s power in numbers and data. We will continue vetting acquisition targets that are both complementary to our existing brand portfolio and that, as with Dune and Camp, are marketable to consumers on a scalable subscription basis.”

Said Creatd CEO Laurie Weisberg, “Since inception, Creatd Ventures has experienced 100% growth quarter-over-quarter, and management expects this pillar to generate approximately 20% of the total GAAP revenues expected for Creatd’s fiscal year 2022. We continue to draw upon Vocal’s over 1.3 million subscribers and the broader Creatd network to surface potential brands for acquisitions and founders with entrepreneurial aspirations, and look forward to keeping shareholders up-to-date as we explore future acquisition targets. Data from across all four pillars is utilized to drive revenue growth, particularly in the direct-to-consumer space. For more on Creatd Ventures’ growth strategy and those of Creatd’s other business pillars, I encourage you to read my recently published CEO letter.”

The Company has released preliminary results for year-end 2021. For the fiscal year 2021, the Company generated approximately $6.9 million in non-GAAP revenue and $4.2 million in GAAP revenues, in line with its previous guidance. For the fiscal year 2022, the Company projects non-GAAP revenues to be in the range of $15 to 20 million, and GAAP revenues of between $8-12 million.

The Company has also announced a $2.7 million registered direct offering (the “Offering”), which comes following significant demand for its recent PIPE financing. Under the terms of the Offering, the Company has entered into definitive agreements with certain investors for the sale of approximately 1.5 million shares of common stock and warrants to purchase approximately 1.5 million shares of common stock, with such warrants having a five-year term and an exercise price of $1.75 per share. The purchase price for one share of common stock and one warrant is $1.75, consistent with the Company’s recently completed PIPE financing. The common shares sold in this transaction, as well as the shares underlying the warrants, will be registered under the Company’s outstanding registration statement on Form S-3. All officers of the Company are participating in the Offering, which is anticipated to close on or before March 9th, 2022.

Commenting on the financing, Creatd’s Executive Chairman Jeremy Frommer said, “Given current market conditions and the great demand for participation in the $2.5 million PIPE we closed last week, management thought it prudent to utilize the same ‘insiders’ network to further improve the Company’s cash position and strengthen its balance sheet while increasing operational runway. We are thankful for our investor community’s enduring confidence in our business. Having successfully resolved our note dispute involving Seller’s Choice, the Company has virtually eliminated its debt while at the same time substantially increasing its cash position and experiencing record revenue growth of almost 250% year over year.”

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology holding company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s four business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios.

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Investor Relations Contact: ir@creatd.com